EXHIBIT 99.1

Public Relations Contacts:	Investor Relations Contact:
Pam Judge	Mike Yonker
InFocus Corporation	InFocus Corporation
503. 570-8337	503.685.8603
pam.judge@infocus.com	mike.yonker@infocus.com

Julie Brown
Edelman
503.471-6805
julie.brown@edelman.com

InFocus’ Joint Venture SMT Reaches Major Milestone

First Front Projector Produced Ahead of Schedule

Wilsonville, Ore., July 21, 2005 –InFocus® (Nasdaq: INFS), a worldwide leader in digital projection technology and services, is pleased to announce that its joint venture company, South Mountain Technologies (SMT) Ltd., which provides high-quality projection engines for OEM TV manufacturers and front-projectors, shipped the first front projectors from its new manufacturing facility two quarters ahead of original expectations.

The first product is the InFocus® ScreenPlay® 5000, a native high-definition home entertainment projector. This is the first of three product platforms that SMT expects to produce for InFocus in the third quarter of 2005.  These products were previously produced for InFocus by Flextronics in Malaysia.

“This milestone marks a significant step in the vision for SMT, which is to leverage InFocus innovations and technologies to provide competitive, high-volume projection products to the industry,” said Kyle Ranson, President and CEO of InFocus.  “SMT is an important part of InFocus’ financial strategy because it enables us to grow the company’s business offerings globally, lower production costs and increase revenues by giving us access to manufacture and sell products in China, the world’s fastest growing market.”

SMT recently met the stringent certification requirements for producing finished front-projection products, such as United Laboratories (UL).  David Glaess, Chief Executive Officer of SMT, stated, “We are pleased to be ramping both our engine manufacturing and front projector assembly this early in the year.”

SMT is leveraging InFocus’ extensive experience with imaging devices utilizing multiple technologies for rear projection and front projection engines to provide the best price performance solutions to customers around the world.  Established as an affiliate Original Equipment Manufacturer (OEM) company, SMT will manufacture and sell projection solutions to the parent companies and other brand operators in both China and the broader global market.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.